Exhibit 10.1(z)

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of 5 May 2004, by and between SAUER-DANFOSS INC., a Delaware corporation (the “Company”) and KLAUS H. MURMANN (the “Consultant”).

The Consultant was the founder of the Company and served for many years as its Chief Executive Officer.  Although the Consultant is no longer an active employee of the Company and has retired this date from Chairman of the Board of Directors to Chairman Emeritus and Director of the Company, the Consultant has considerable and valuable knowledge and experience relating to the business of the Company as a result of his prior service to the Company as an officer and employee and the Company desires to be assured of the continued availability of the advice, wisdom and management experience of the Consultant.  The Consultant desires to aid and assist the Company as a consultant by providing certain limited advisory services to the Company on a standby basis.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby unconditionally agree as follows:

1.               The Company does hereby appoint and engage the Consultant as its consultant and advisor with respect to the matters specified in Section 2 of this Agreement for the consideration hereinafter set forth.  The Consultant hereby accepts his appointment and engagement by the Company as a Consultant and advisor to the Company with respect to the matters specified in Section 2 of this Agreement for the consideration hereinafter set forth.

2.               During the term of this Agreement specified in Section 4 hereof (the “Term”), the Consultant shall undertake for and on behalf of, and to the extent specifically requested by the Company, subject to the availability of the Consultant and the other limitations set forth herein, to advise the Company, by telephone or in person at the Consultant’s sole discretion, with respect to its business and with respect to past matters or transactions of the Company of which he has actual knowledge.  The Consultant shall not be required to render any written reports to the Company with regard to the foregoing service, unless, in his sole discretion, the Consultant deems written reports to be necessary.  In no event shall the Consultant be required to engage in the foregoing activity for more than twenty (20) hours in any calendar month, unless the Consultant, in his sole discretion, deems that more hours are necessary.  In furnishing such advisory and consulting services, the Consultant shall not be an employee of the Company but shall act in the capacity of an independent contractor.

3.               In consideration for the agreement of the Consultant to provide advisory services described in Section 2 of this Agreement, the Company shall, during the Term, at no expense to the Consultant:

(a)          Provide the Consultant with the use of his current office space, furnishings and its amenities in the Company’s Neumünster, Germany facilities or with equivalent office space, furnishings and amenities in the event the Company shall remodel its existing Neumünster,

Germany facility resulting in a change of such office space or move its operations from the current facility to a new location;

(b)         Provide the Consultant with secretarial support for up to 32 hours per week; and

(c)          Pay or promptly reimburse the Consultant for all reasonable expenses paid or incurred by the Consultant in connection with the performance of his activities, responsibilities and services under this Agreement, upon presentation of expense statements, vouchers or other evidence of expense according to the prescribed procedure for processing expenses incurred by members of the Company’s Board of Directors.

4.               The Term shall commence as of the date hereof and shall terminate as of the date of the Consultant’s death or in the event that he is incapable of performing his advisory services pursuant to this Agreement because of physical or mental incapacity for a period of 270 consecutive days in any twelve-month period, provided, however, that the Consultant may terminate this Agreement at any time upon giving 30 days prior written notice to the President of the Company.

5.               This Agreement shall be binding upon, and shall enure to the benefit of, the Consultant and the Company and their respective successors, assigns, heirs and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

6.               This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of law principles.

7.               This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.

8.               This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SAUER-DANFOSS INC.

By:	/s/ Kenneth D. McCuskey
Kenneth D. McCuskey
Vice President & Chief Accounting Officer

Print Name and Title

/s/ Klaus H. Murmann

Klaus H. Murmann